Exhibit 99.2

Opening – Curtis Parker

Welcome to the fourth quarter 2022 Healthcare Trust, Inc., or HTI, webcast. All participants will be in listen-only mode.

Please note, this event is being recorded. Also note that certain statements and assumptions in this webcast presentation which are not historical facts will be forward-looking and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to certain assumptions and risk factors which could cause HTI’s actual results to differ materially from the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K for the year ended December 31, 2022, filed on March 17, 2023, and all other SEC filings after that date for a more detailed discussion of the risk factors that could cause these differences and impact our business.

During today's call, we will discuss non-GAAP financial measures of HTI. These measures should not be considered in isolation or as a substitution for the financial results prepared in accordance with GAAP. HTI has provided a reconciliation of these measures to the most directly comparable GAAP measure as part of the fourth quarter 2022 investor presentation for HTI and as part of the Annual Report on Form 10-K for HTI for the year ended December 31, 2022 (both available on HTI’s website at www.healthcaretrustinc.com).

You may submit questions during today’s webcast by typing them in the box on the screen and a member of our investor relations group will follow-up to answer questions directly after this presentation. Also, please note that later today a copy of this presentation and replay of the webcast will be available on HTI’s website.

I would now like to turn the call over to Michael Weil, Chief Executive Officer. Please go-ahead Mike.

Opening Script

HTI Webinar Script

Slide 2: Company Overview – (Mike Weil)

Thanks Curtis and thank you all for joining us today. I’m pleased to report that HTI had another strong year, concluding with a proactive fourth quarter that focused on acquisitions, leasing, and managing our capital structure. We remain confident in our long-term strategy of owning high quality Seniors Housing and Medical Office Buildings across the US.

In the MOB segment, full-year NOI grew by 8% to $95.5 million in 2022 from $88.4 million in 2021. We closed on four MOB acquisitions during 2022 for a total of $25.3 million at a weighted-average cap rate of 8.3% and, subsequent to quarter end, acquired two more MOB properties to our portfolio for $25.2 million. In addition to acquisitions, we have built a 27,400 SF MOB leasing pipeline that is expected to increase MOB occupancy to 90.9% from 90.4% and increase annualized straight-line base rent by $700,000, assuming these leases commence. Throughout the COVID-19 pandemic, we have maintained nearly 100% cash rent collection and over 90% occupancy in our MOB portfolio.

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In our SHOP segment, we grew occupancy by 1% year over year, streamlined our operators and invested in our properties. We believe that SHOP occupancy will continue to increase as the effects of the pandemic continue to subside and the investments we’ve made differentiate our properties from competitors in the same markets.

Looking at the balance sheet, as of December 31, 2022, HTI had Net Leverage of 38.1% and liquidity of $257 million. Liquidity includes $53.7 million of cash and cash equivalents plus $90 million for future borrowings under our credit facility that is available for acquisitions and general corporate purposes.

We believe the execution of our corporate initiatives during 2022, including completing accretive acquisitions as well as dispositions, leasing of available space to high-quality tenants in our medical office buildings and streamlining property level operations with first-class operators at our senior housing properties, all positively impact the factors our board will likely consider when it decides to evaluate a liquidity event in the future.

Slide 3: Portfolio Snapshot

As of December 31, 2022, HTI owned over 200 properties, totaling over nine million rentable square feet in 33 states. The portfolio consisted of 150 medical office buildings, 50 seniors housing operating properties with over 4,300 individual units, and two land parcels. Based on full-year 2022 NOI, the portfolio was comprised of 78% MOB and 22% SHOP assets.

At year end, our medical office building portfolio was 90.4% occupied with a weighted-average remaining lease term of 4.9 years and featured annual rent escalators that averaged 2.3% on approximately 90% of leases, which increase the cash rental payments in future periods.

Slide 4: Dynamic Portfolio Fundamentals

We have diligently constructed a portfolio of MOB and SHOP assets and continue to deploy capital into select high-quality assets throughout the US. Our portfolio is geographically well-diversified across 33 states with only two states representing more than 10% of the total portfolio by square feet: Pennsylvania where we have a strong relationship with The University of Pittsburgh Medical Center, and Florida, where MOBs and seniors housing serve a large population of baby boomers.

Slide 5: Strategic Partners

The quality of our tenants is essential to the success of our healthcare real estate portfolio. Our asset management strategy is focused on developing strong relationships with well-respected brands, which we believe will contribute to superior long-term benefits for not only HTI, but also for the residents and practitioners who live and work at our properties.

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Our MOB portfolio includes top tenants such as The University of Pittsburgh Medical Center, DaVita, Sentara, and Ascension. We have streamlined and consolidated our SHOP operators from over 15 brands in 2019 to four, including Jaybird Senior Living and Senior Lifestyle Corporation, two industry leaders.

As we grow our portfolio, we continue to seek high-quality tenants to add to HTI’s MOB portfolio and to develop strong relationships with our current SHOP operators, who we trust to care for residents at our facilities.

Slide 6: Diligent Acquisition Program

During 2022 we acquired four medical office buildings in Indiana, Georgia, New Jersey and North Carolina for a total of $25.3 million. These acquisitions had a weighted-average cap rate of 8.3% and a weighted-average remaining lease term of 8.9 years.

Additionally, after the end of the year, we acquired $25.2 million of MOB acquisitions that we believe will be accretive to our portfolio. These pipeline acquisitions total 72,000 square feet, have a weighted-average cap rate of 7.6% and a weighted-average remaining lease term of over ten years.

We believe we are well positioned to continue diligently seeking accretive acquisitions at opportunistic cap rates.

Scott, will you please take us through the financial results?

Slide 7: Leverage Profile – (Scott Lappetito)

Thank you, Mike.

Year-over-year, we continued to actively manage our capital structure. As of December 31, 2022, Net Leverage was 38.1% and we had liquidity of $257 million, of which approximately $140 million was available for acquisitions and general corporate purposes, with the remainder available to repay other existing debt obligations.

Slide 8: Key Operating Highlights

HTI continues to execute on our operational initiatives by growing SHOP occupancy and increasing MOB NOI.

As Mike mentioned earlier, SHOP occupancy has grown by 100 basis points year-over-year to 75.1% in the fourth quarter of 2022 as headwinds from the pandemic have subsided. In the MOB segment of our portfolio, our pipeline of over 27,000 square feet of new leases is expected to increase occupancy in this segment to 90.9% from 90.4% and annualized straight-line base rent by $700,000 when all of the leases commence.

Our MOB portfolio continues to be resilient, growing NOI in the segment by 8% year-over-year to $95.5 million, primarily due to our high-quality MOB acquisitions. A reconciliation of GAAP net income to non-GAAP measures can be found in our investor presentation.

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Lastly, as you may have seen, last week we reported on a Form 8-K dated March 31, 2023, an estimated net asset value per-share as of 12/31/2022 of $14.00. The shares of common stock outstanding used in the calculation of the estimated net asset value per-share increased by approximately 6% when compared to the previous year as a result of issuing dividends in additional shares of common stock. These issuances were the primary driver of the 7% decrease year-over-year, and all things being equal, caused the estimated net asset value per-share to decline because the number of shares outstanding increased. However, because each stockholder received the same proportionate number of new shares, the total value of a common stockholder’s investment, all things being equal, did not change assuming no sales or other transfers. We would also note that the estimated net asset value per-share was calculated based on our portfolio at a point in time when the effects of the COVID-19 pandemic continued to weigh heavily on our SHOP portfolio. I encourage you to review the complete filing for information on the process and inputs into how this net asset value was determined.

I would now like to turn the call back to Mike for some color on the HTI team and some closing remarks.

Slide 9: Company Highlights – (Mike Weil)

Thanks Scott.

We continue to position HTI for a liquidity event and long-term earnings growth by, among other things, capitalizing on leasing available space and acquiring high-quality MOB properties. Our portfolio continues to demonstrate its resilience, as we collected all the cash rent due in our MOB portfolio in 2022, built a leasing pipeline of 27,400 square feet and grew occupancy in the SHOP portfolio compared to last year, while our operating partners continued an enhanced lead generation campaign. We have an experienced management team that we believe is well positioned to maximize the opportunities created by demographic trends that favor long-term investment in healthcare real estate.

Slide 10: Experienced Leadership Team

We believe we have the right team in place to execute our strategy to drive long-term value for HTI shareholders.

On the MOB real estate side, David Ruggiero and his team bring over 25 years of experience to HTI’s advisor, evaluating and negotiating hundreds of potential transactions per year while adhering to our strict investment guidelines and underwriting standards. Trent Taylor is the portfolio asset manager and ensures that our existing properties are leased, performing as expected, and that our tenants’ needs are being met by local property managers.

Slide 11: Dedicated SHOP Team

Supplementing the advisor’s leadership team for HTI, John Rimbach and his team bring over 110 years of experience to our SHOP portfolio.

John’s team has extensive experience in the Seniors Housing space and has made significant improvements to this segment of our portfolio, including through interacting with our SHOP operators and advising on potential real estate acquisitions and dispositions. The team has been working tirelessly with our SHOP operators to lay the foundation for a continued post-COVID recovery through a variety of initiatives.

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Closing Statements – (Mike Weil)

We are pleased with the continued strong, dependable performance of our MOB portfolio and encouraged by the year over year increase in SHOP portfolio occupancy, reflecting not only the ongoing recovery of this segment from the impacts of COVID, but also the results of our team’s dedication to improving our SHOP facilities, operations, accessibility and attractiveness to seniors and their families. We have built forward acquisitions and leasing pipelines that will continue to grow the MOB segment of our portfolio and our focus remains on the future and positioning HTI for an eventual liquidity event. Thank you for joining us today and thank you for your continued support of HTI.

Operator Closes the Call

The conference has now concluded. If you have submitted questions during today’s webcast, a member of our investor relations group will follow-up to answer your questions. Also, please note that a copy of the presentation and replay of this webcast will be available on the company’s website at www.healthcaretrustinc.com. Thank you for attending today’s presentation. You may now disconnect.

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